Exhibit 10.99

OFFICE LEASE

This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between PACIFIC CENTER OWNER, LLC, a Delaware limited liability company ("Landlord"), and COLLECTORS UNIVERSE, INC., a Delaware corporation ("Tenant").

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	February 3, 2017

2. Premises

2.1 Building:

That certain two (2) story office building containing approximately 205,004 rentable square feet of space commonly known as 1610 East St. Andrew Place, Santa Ana, California, as depicted on Exhibit A-1 to this Lease.

2.2 Premises:	Approximately 62,444 rentable square feet of space located on the first (1st) and second (2nd) floors of the Building and commonly known as Suites 150 and 250, as depicted on Exhibit A to this Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	Approximately one hundred thirty (130) months.

3.2 Lease Commencement Date:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) fifteen (15) days following the date upon which the Premises are delivered to Tenant pursuant to the terms of Section 2.3 of the Lease (provided the Premises are Ready for Occupancy as of such date); provided, however, under no circumstances shall the Lease Commencement Date occur prior to January 1, 2018.

3.3 Lease Expiration Date:	The last day of the one hundred and thirtieth (130th) full calendar month following the Lease Commencement Date.

4. Base Rent (Article 3):

4.1 Amount Due:
Months	Approximate Monthly Base Rent Rate per Rentable Square Foot	Monthly Installment of Base Rent
*1 – 12	$1.60	**$99,911.00
13 – 24	$1.65	$103,033.00
25 – 36	$1.70	$106,155.00
37 – 48	$1.75	$109,277.00
49 – 60	$1.80	$112,400.00
61 – 72	$1.86	$116,146.00
73 – 84	$1.91	$119,268.00
85 – 96	$1.97	$123,015.00
97 – 108	$2.03	$126,761.00
109 – 120	$2.09	$130,508.00
121 – 130	$2.15	$134,255.00

*Including any partial month occurring at the beginning of the Lease Term.

**Notwithstanding the foregoing, provided Tenant is not in Default under this Lease, Landlord hereby agrees to abate Tenant's obligation to pay Base Rent during the second (2nd) through the eleventh (11th) full calendar months, inclusive, of the initial Lease Term (such total amount of abated Base Rent, i.e., $999,110.00 in the aggregate, being hereinafter referred to as the "Abated Amount"). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under this Lease. Tenant acknowledges that any Default by Tenant under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Lease Term be in Default, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the last 120 full calendar months of the initial Lease Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such Default. Tenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant Defaults under this Lease.

4.2 Rent Payment Address:

Pacific Center Owner, LLC

c/o Brookhollow Management Company

151 Kalmus Drive, Suite F-1

Costa Mesa, CA 92626
Attention: Property Manager

So long as Landlord provides Tenant with its bank account information, payments shall be made by wire or ACH to the extent practical. Payment shall be made exactly as set forth above (including the entity name).

5. Tenant's Share (Article 4):	30.5% (based on 62,444 rentable square feet in the Premises and 205,004 rentable square feet in the Building).

Current Estimated Direct Expenses (Article 4):	$0.42 per rentable square foot (i.e., estimated as of the date hereof).

6. Permitted Use (Article 5):

Warehousing, storing, shipping, receiving, researching, grading, authenticating, selling, auctioning and displaying coins, currency, trading cards, sports equipment, tickets, stamps, documents, instruments and other valuable items and collectibles, and general office uses ancillary thereto, all consistent with a first-class office building in the Central Orange County/Santa Ana, Tustin, Orange submarket, and to the extent permitted by Laws and the Development CC&R's existing as of the date of this Lease.

7. Security Deposit (Article 21):	$126,137.00 (i.e., approximately $2.02 per rentable square foot located within the Premises), subject to reduction in accordance with the terms of Article 21 below.

8. Parking Passes (Article 28):

Four and 64/100 (4.64) unreserved parking passes for every 1,000 rentable square feet of the Premises, which equals two hundred ninety (290) unreserved parking passes based upon the Premises containing 62,444 rentable square feet of space. All such parking passes shall be utilized subject to applicable Laws and pursuant to the terms of Article 28 of this Lease.

9. Address of Tenant (Section 29.18):

Collectors Universe, Inc.

1921 E. Alton Ave., Suite 200

Santa Ana, CA 92705

Attention: Joe Wallace, CEO

With Copy To:

Keith A. Attlesey

Attlesey Storm, LLP

2552 Walnut Ave., Suite 100

Tustin, CA 92780

(Prior to Lease Commencement Date)

and

Collectors Universe, Inc.

1610 East St. Andrew Place

Suite 150

Santa Ana, CA 92705

Attention: Joe Wallace, CFO

With Copy To:

Keith A. Attlesey

Attlesey Storm, LLP

2552 Walnut Ave., Suite 100
Tustin, CA 92780

(After Lease Commencement Date)

10. Address of Landlord (Section 29.18): and

Pacific Center Owner, LLC

c/o Brookhollow Management Company

151 Kalmus Drive, Suite F-1

Costa Mesa, CA 92626

Attention: Property Manager

Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614
Attention: Brad H. Nielsen, Esq.

11. Broker(s) (Section 29.24):	CBRE, Inc. (for Landlord) Lee & Associates (for Tenant)

12. Tenant Improvement Allowance (Section 2 of Exhibit B):	$2,809,980.00 (based on $45.00 per rentable square foot of the Premises).

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1           Premises, Building, Project and Common Areas.

1.1.1     The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project", as that term is defined in Section 1.1.2, below.

1.1.2     The Building and The Project. The Premises will be a part of the building set forth in Section 2.1 of the Summary (the "Building"). The term "Project," as used in this Lease, shall mean (i) the Building, the building located at 1600 East St. Andrew Place, Santa Ana, California, and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the other buildings described above, and the Common Areas are located, and (iii) at Landlord's discretion, subject to the conditions set forth in Section 1.1.3, below, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project. The Project is part of a mixed-use development known as "Pacific Center," and is subject to the "Development CC&R's," as that term is defined in Section 29.33 below.

1.1.3     Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease and the Development CC&R's, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including (i) the areas on the ground floor and all other floors of the Project devoted to non-exclusive uses such as corridors, stairways, loading and unloading areas, walkways, driveways, fire vestibules, elevators and elevator foyers, lobbies, electric and telephone closets, restrooms, mechanical areas, janitorial closets and other similar facilities for the general use of and/or benefit of all tenants and invitees of the Project, (ii) those areas of the Project devoted to mechanical and service rooms servicing more than one (1) floor or the Project as a whole and which service the Project tenants as a whole, and (iii) Project atriums and plazas, if any (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"); provided, however, Tenant agrees not to use, and to cause its agents, employees and invitees not to use, the portion of the Common Areas designated on Exhibit A-2 attached hereto as "Area 1 Patio" and/or "Area 2 1600 Outdoor Area" (collectively, the "Prohibited Common Areas"). Landlord and Tenant acknowledge and agree that the remainder of the Project common areas depicted on Exhibit A-2 attached hereto, including, without limitation, "Area 3 Bocce Ball Court", shall be deemed to be part of the Common Areas for all purposes of this Lease. The manner in which the Building, Project and Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time (including, without limitation, any rules regulations or restrictions contained in or promulgated under the Development CC&R's). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas.

1.2           Verification of Rentable and Usable Square Feet. For purposes of this Lease, the term "usable area," "usable square footage" or "usable square feet" means the usable area as determined substantially in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.3 – 2009 Gross Area Standard Classification and accompanying guidelines (the "BOMA Standard"); and the term "rentable area," "rentable square footage" or "rentable square feet" means the rentable area measured substantially in accordance with the BOMA Standard. The rentable and usable square feet of the Building and the Project (but not the Premises) are subject to verification from time to time by Landlord's space planner/architect/consultant and such verification shall be made in accordance with the provisions of this Section 1.2. Tenant acknowledges that Landlord has used "Stevenson Systems" to determine the rentable and usable square footage of the Premises, the Building and/or the Project. In the event Stevenson Systems or such other space planner/architect/consultant determines that the usable and rentable square footage of the Building and/or the Project (but not the Premises) differ from those set forth in Section 2 of this Summary, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, "Tenant's Share,” but expressly excluding the amount of "Base Rent," any "Security Deposit" and the "Tenant Improvement Allowance") shall be modified in accordance with such determination. Landlord and Tenant stipulate and agree that the Premises contains 68,676 rentable square feet for all purposes of this Lease and is not subject to remeasurement.

1.3           Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises and the Building, including the base, shell, and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the "Base, Shell, and Core") in their "AS-IS" condition as of the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.

1.4           Right to Lease. Landlord hereby grants to the originally named Tenant herein ("Original Tenant") or any "Non-Transferee Assignee," as that term is defined in Section 14.7, below, a right to lease the remaining space located within the Building (the "First Offer Space"). Tenant's right to lease shall be on the terms and conditions set forth in this Section 1.4.

1.4.1     Procedure for Offer. Landlord shall notify Tenant (a "First Offer Notice") from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties and the subject of correspondence between Landlord and a third party tenant interested in leasing all or any portion of the First Offer Space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. A First Offer Notice shall describe the space so offered to Tenant and shall set forth the lease term for such space (which shall be coterminous with the initial Lease Term hereunder so long as at least five (5) full years remain in the initial Lease Term measured from the commencement of the Lease Term applicable to the First Offer Space), the parking ratio applicable to such space (which Tenant acknowledges shall not exceed 4/1,000 rsf) and the other economic terms upon which Landlord is willing to lease such space to Tenant. The rentable square footage of the space so offered to Tenant shall be determined in accordance with the terms of Section 1.2 of this Lease.

1.4.2     Procedure for Acceptance. If Tenant wishes to exercise Tenant's right to lease with respect to the space described in a First Offer Notice, then within ten (10) business days of delivery of such First Offer Notice to Tenant, Tenant shall deliver written notice to Landlord irrevocably exercising its right to lease with respect to the entire space described in such First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in such First Offer Notice to anyone to whom Landlord desires and on any economic and noneconomic terms desired by Landlord; provided, however, if Landlord does not enter into a lease with a third party for the applicable First Offer Space within 270-days after delivery of the First Offer Notice to Tenant, Landlord shall not thereafter engage in other lease negotiations with respect to the First Offer Space without again delivering a First Offer Notice to Tenant and making such First Offer Space available to Tenant on the terms contained in this Section 1.4. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right to lease, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not exercise its right to lease with respect to any space described in a First Offer Notice or if Tenant fails to respond to a First Offer Notice within ten (10) business days of delivery thereof, then, subject to Landlord's above described obligation to re-offer the applicable First Offer Space to Tenant if it fails to enter into a lease with a third party for the applicable First Offer Space within 270-days after delivery of the First Offer Notice to Tenant, Tenant's right to lease as set forth in this Section 1.4 shall terminate as to all of the space described in such First Offer Notice.

1.4.3     Construction In First Offer Space. Except as set forth in the First Offer Notice, Tenant shall accept the First Offer Space in its then existing "as is" condition and the construction of improvements in the First Offer Space, if any, shall comply with the terms of Article 8 of this Lease.

1.4.4     Amendment to Lease. If Tenant timely exercises Tenant's right to lease First Offer Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute a lease amendment (or, at Landlord's option, a separate lease) for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice therefor and this Section 1.4. Tenant shall commence payment of Rent for such First Offer Space, and the term of such First Offer Space (the "First Offer Term") shall commence, upon the date of delivery of such First Offer Space to Tenant (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice therefor.

1.4.5     Termination of Right to Lease. The rights contained in this Section 1.4 shall be personal to Original Tenant and any Non-Transferee Assignee, and may only be exercised by Original Tenant or a Non-Transferee Assignee (and not by any other assignee, sublessee or other "Transferee," as that term is defined in Section 14.1 of this Lease, of Tenant's interest in this Lease) if Original Tenant or a Non-Transferee Assignee occupies the entire Premises. Subject to the terms of Section 1.4.2 above, the right to lease granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right to lease with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right to lease by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in Default under this Lease or Tenant has previously been in Default under this Lease more than twice.

ARTICLE 2

LEASE TERM

2.1           Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the "Lease Term") shall be as determined in accordance with Section 3.1 of the Summary, shall commence on the date determined in accordance with Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date determined in accordance with Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord's inability to deliver the Premises to Tenant by any particular date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Notwithstanding the foregoing, if the Substantial Completion (as defined in Section 5.1 of the Tenant Work Letter) of the Premises fails to occur on or before the later of July 1, 2018 or that date which is ten (10) months following the date the Permits (as defined in Section 3.4 of the Tenant Work Letter) are obtained and delivered to Landlord (the "Outside Substantial Completion Date"), as such failure shall be extended to the extent of any delays of Force Majeure (as defined in Section 29.16 below) or Tenant Delays (as defined in Section 5.2 of the Tenant Work Letter), then as Tenant's sole and exclusive remedy, Tenant shall receive one (1) day of Base Rent credit for each day beyond the Outside Substantial Completion Date that the Substantial Completion of the Premises fails to occur.

2.2           Option Term.

2.2.1     Option Right. Landlord hereby grants to the Original Tenant or any "Non-Transferee Assignee," as that term is defined in Section 14.7, below, one (1) option to extend the Lease Term for a period of five (5) years (the "Option Term"), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that the following conditions (the "Option Conditions") are satisfied: (i) as of the date of delivery of the "Option Rent Notice," as that term is defined in Section 2.2.4, below, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice, and Original Tenant or a Non-Transferee Assignee occupies the entire Premises; (ii) as of the date of delivery of the "Option Exercise Notice," as that term is defined in Section 2.2.4, below, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice, and Original Tenant or a Non-Transferee Assignee occupies the entire Premises; and (iii) as of the end of the immediately previous Lease Term, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice, and Original Tenant or a Non-Transferee Assignee occupies the entire Premises. Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises and the First Offer Space (if applicable), shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and any Non-Transferee Assignee, and may be exercised only by Original Tenant or a Non-Transferee Assignee (and not by any other assignee, sublessee or other "Transferee," as that term is defined in Section 14.1, below, of Tenant's interest in this Lease).

2.2.2     Option Rent. The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the Fair Rental Value for the Premises for the Option Term. Notwithstanding the foregoing, the Base Rent component of the Option Rent shall be adjusted accordingly such that Tenant shall continue to pay Tenant's Share of Direct Expenses during the Option Term in accordance with Article 4, below.

2.2.3     Fair Rental Value. As used in this Lease, "Fair Rental Value" shall be equal to the rent (including additional rent and considering any "base year" or "expense stop" applicable thereto, if any) on an annual per rentable square foot basis, including all escalations, at which, as of the commencement of the applicable Option Term, tenants are leasing non-sublease, non-encumbered, non-equity space which is comparable in size, location and quality to the Premises, for a comparable lease term, in an arm's length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers the "Option Rent Notice," as that term is defined in Section 2.2.4, below, which comparable space is located in the Project, or if there are not a sufficient number of comparable transactions in the Project, then in other similar buildings in general vicinity of the Building (the "Comparable Buildings"), taking into consideration the following concessions (collectively, the "Concessions"): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same could be utilized by a general office user (but taking into consideration, as applicable, the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant); (c) that Landlord is providing an above market number of parking passes to Tenant (i.e., 0.5/1,000 rsf above market as of the date hereof); and (d) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations during the applicable Option Term. Such Concessions, at Landlord's election, either (A) shall be reflected in the effective rental rate payable by Tenant (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the comparable transaction), in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant, or (B) shall be granted to Tenant in kind. Notwithstanding the foregoing, the base rent component of the Option Rent on an annual, per rentable square foot basis shall in no event be less than the Base Rent paid by Tenant for the month immediately prior to the applicable Option Term.

2.2.4     Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice thereof to Landlord (the "Option Exercise Notice") not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term exercising its option for the entire Premises then being leased by Tenant; (ii) Landlord, after receipt of Tenant's Option Exercise Notice, shall deliver notice (the "Option Rent Notice") to Tenant, on or before that date which is thirty (30) days after receipt of Tenant's Option Exercise Notice, setting forth the Option Rent; provided that within five (5) business days after the date of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.5, below.

2.2.5      Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using reasonable, good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's timely and appropriate objection to the Option Rent (the "Outside Agreement Date"), then each party shall make a separate determination of the Option Rent within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.5.1 through 2.2.5.7, below.

2.2.5.1     Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of similar commercial properties in the North/Central Orange County, California area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account only the requirements of Section 2.2.3 of this Lease (i.e., the arbitrators may only select Landlord's or Tenant's determination and shall not be entitled to make a compromise determination). Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date.

2.2.5.2     The two (2) arbitrators so appointed shall within ten (10) business days of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.5.3     The three (3) arbitrators shall within thirty (30) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.5.4     The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.5.5     If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

2.2.5.6     If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.2.5.

2.2.5.7     The cost of arbitration shall be split evenly between the parties.

2.3           Early Access Period. Notwithstanding the fact that the Lease Term has not commenced, Landlord agrees to use its commercially reasonable efforts to permit Tenant to enter the Premises in order to commence the installation of its equipment and personal property approximately fifteen (15) days prior to the Lease Commencement Date and on that date (the "Estimated Early Access Date") (such early access period being hereinafter referred to as the "Early Access Period"). Such entry shall be subject to all of the conditions set forth in this paragraph below. Such early entry is conditioned upon Tenant and its contractors, employees, agents and invitees working in harmony and not interfering with Landlord and its contractors and Landlord may immediately terminate such early entry in the event of any such interference. Tenant agrees that any such early entry is subject to all of the terms and conditions of this Lease, except for those relating to the payment of rent and other recurring monetary obligations which have a specific commencement time, which provisions will become applicable in accordance with the terms of this Lease; provided, however, if Tenant occupies and commences operation of its business from within any portion of the Premises prior to the Lease Commencement Date, then Tenant shall be obligated to pay to Landlord the actual electricity, gas, water, waste disposal and janitorial costs incurred by Landlord with respect to the Premises prior to the Lease Commencement Date. Without limiting the generality of the foregoing, such early occupancy shall be conditioned upon Tenant first delivering to Landlord proof of Tenant's insurance as required hereunder and Tenant shall be specifically bound by the terms of Articles 5 (Use of Premises) and 10 (Insurance) of this Lease during such Early Access Period.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the address set forth in Section 4.2 of the Summary, or, at Landlord's option, at such other place as Landlord may from time to time designate by delivering written notice to Tenant at Tenant's notice address as set forth herein, by a check or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/360 of the applicable annual Rent. It is intended that this Lease be a "triple net lease," and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises, Building or Project. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1          General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Section 5 of the Summary and Section 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord or Landlord's property manager pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2           Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1     "Direct Expenses" shall mean, collectively, the "Operating Expenses" and the "Tax Expenses."

4.2.2     "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3     "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof; provided, however, Operating Expenses shall not include Tax Expenses (as defined below) or any of the following expenses since Tenant is required to pay for the actual cost of the same (with no markup or administrative fee charged by Landlord) directly to Landlord or the applicable utility/service provider, at Landlord's sole option: Premises electricity, Premises janitorial and Premises security. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (other than electricity provided to the Premises, which is Tenant's sole responsibility), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a Project wide mandatory or Landlord implemented transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord or the property manager of Landlord in connection with the Project in such amounts as Landlord may reasonably determine or as may be required by the Development CC&R's, any mortgagees or the lessor of any underlying or ground lease affecting the Project and/or the Building; (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof (provided, however, under no circumstances shall Tenant be liable under this clause (iv) for more than $5,000.00 of tools and equipment costs in any Lease Year); (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance or security of the Project (other than security provided to the Premises, which is Tenant's sole responsibility), and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord or its property manager provide services for more than one project, then a prorated portion of such employees' wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and the cost of furnishings in such management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building and/or the Project; (xi) the cost of janitorial (other than janitorial provided to the Premises, which is Tenant's sole responsibility), alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized with interest over the lesser of its useful life or, if applicable, the period of time in which the savings from such capital expenditure is equal to or greater than the cost of the capital expenditure, as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.4, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, all assessments levied against Landlord or the Project pursuant to the Development CC&R's (whether or not the same would otherwise be includable in Operating Expenses pursuant to this Section 4.2).

Notwithstanding the foregoing, following calendar year 2017, Tenant's Share of "Controllable Operating Expenses" shall not increase by more than four percent (4%) per annum. As used herein, the term "Controllable Operating Expenses" means all Operating Expenses other than (a) insurance costs, (b) utility costs, (c) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local governmental authority in connection with the use or occupancy of the Building or the Project or the parking facility serving the Building or the Project, and (d) cost of capital replacements and/or the amortization thereof. For purposes of clarity and since the defined term Operating Expenses does not include Tax Expenses, under no circumstances shall Tax Expenses be deemed part of the Controllable Operating Expenses.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

Operating Expenses shall not, however, include (A) except as otherwise specifically provided in this Section 4.2, to the extent Landlord is reimbursed by insurance proceeds, the costs of repairs or other work occasioned by fire, windstorm or other casualty (other than those amounts within the deductible limits of insurance policies actually carried by Landlord, which amounts shall be includable as Operating Expenses so long as such deductibles are within the generally prevailing range of deductibles to policies carried by landlords of comparable first-class office buildings located in the vicinity of the Building); (B) costs of leasing commissions, attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (C) except as otherwise specifically provided in this Section 4.2, costs incurred by Landlord in the repairs, capital additions, alterations or replacements made or incurred to rectify or correct defects in design, materials or workmanship in connection with any portion of the Building; (D) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (E) cost of utilities or services sold to Tenant or others for which Landlord is entitled to and actually receives reimbursement (other than through any operating cost reimbursement provision identical or substantially similar to the provisions set forth in this Lease); (F) except as otherwise specifically provided in this Section 4.2, costs incurred by Landlord for alterations to the Building which are considered capital improvements and replacements under sound real estate management principles, consistently applied; (G) costs of depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles, consistently applied; (H) costs of services or other benefits which are not available to Tenant but which are provided to other tenants of the Building; (I) costs incurred due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Building or costs incurred which are the express responsibility of any other tenant of the Building pursuant to the terms of its lease; (J) except as otherwise specifically provided in this Section 4.2, costs of principal or interest on debt or amortization on any mortgages, and rent and other charges, costs and expenses payable under any mortgage, if any; (K) the amount of the management fee paid by Landlord in connection with the management of the Building and the Project to the extent such management fee is in excess of the greater of (1) three percent (3%) of the gross revenues of the Project (which shall be grossed up by Landlord up to one hundred percent (100%) occupancy on an annual basis), and (2) management fees customarily paid or charged by landlords of other first-class office buildings located in the vicinity of the Project; (L) costs of any compensation and employee benefits paid to clerks, attendants or other persons in a commercial concession operated by Landlord, except the parking facilities for the Project; (M) costs of rentals and other related expenses incurred in leasing HVAC, elevators or other equipment ordinarily considered to be of a capital nature except equipment which is used in providing janitorial or similar services and which is not affixed to the Building; (N) costs of advertising and promotion; (O) costs of electrical power for which Tenant directly contracts with and pays a local public service company; (P) costs incurred to rectify any violation of law within the Building or Common Areas existing as of the date of this Lease; (Q) costs incurred in connection with adding or deleting floors in the Building; (R) costs (including credits or allowances) for the design and construction or renovation of the initial tenant improvements for the Premises of Tenant or the premises of other tenants or occupants, excluding repairs, maintenance and replacement of elements of the Premises or other premises of the Building and/or the Project; (S) amounts paid as ground rental for the Building, if any; (T) any bad debt loss, rent loss, or reserves of any kind; (U) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (V) the cost of special services, goods or materials provided to or specific costs incurred for the account of, and separately billed to Tenant or other tenants of the Building; (W) any increase in Operating Expenses attributable solely to the activity of Tenant or any other tenant of the Building, which increase Landlord is contractually entitled to bill directly as rent to Tenant or the other tenant of the Building causing such increase; (X) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (Y) Landlord's general corporate overhead and general and administrative expenses; including salaries of officers, executives and partners of Landlord above the level of portfolio manager; (Z) costs incurred in connection with upgrading the Building or Project to comply with life, fire and safety codes, ordinances, statutes or other laws in effect prior to the date of this Lease, including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance; (AA) tax penalties incurred as a result of Landlord's failure to make tax payments and/or to file any tax or informational returns when due; (BB) any and all costs arising from the presence of Hazardous Materials (as defined in Section 5.3 below) in or about the Premises, the Building or the Project prior to the date of this Lease; (CC) costs arising from Landlord's charitable or political contributions; and (DD) costs for the acquisition of (as contrasted with the maintenance of) sculpture, paintings or other objects of art.

4.2.4       Taxes.

4.2.4.1     "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which are applicable to any Expense Year or any portion thereof (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. Tax Expenses are separate from and in addition to Operating Expenses.

4.2.4.2     Tax Expenses shall include, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

4.2.4.3     Any costs and expenses (including, without limitation, reasonable attorneys' fees) reasonably incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease; provided, however, Tax Expenses shall not include any assessments to the extent solely applicable to any period of time not occurring during the Lease Term. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.3           Cost Pools. Landlord shall have the right, from time to time, to reasonably and equitably allocate some or all of the Direct Expenses for the Building and Project among different portions or occupants of the Building and Project, including retail and office areas (the "Cost Pools"), in Landlord's reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner. Additionally, Landlord shall have the right, from time to time, to reasonably and equitably allocate some or all of the Direct Expenses for the Building and Project among different buildings within the Project, in Landlord's reasonable discretion, in which event Tenant's Share shall be based on the Building's share of such Direct Expenses, as so allocated.

4.4           Calculation and Payment of Additional Rent.

4.4.1     Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds the Estimated Direct Expenses actually paid by Tenant and received by Landlord, then Tenant shall pay to Landlord, in the manner set forth hereinbelow, and as Additional Rent, an amount equal to the excess (the "Excess"). Except as expressly provided below, Landlord and Tenant hereby acknowledge and agree that the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord such amount following receipt by Tenant of the Statement setting forth the Excess. Notwithstanding anything to the contrary contained in this Lease, in the event Landlord fails to charge to Tenant any item of Operating Expense or Tax Expense on or before December 31 of the year following the calendar year (the “Inclusion Year”) for which such item should have been included in Operating Expenses or Tax Expenses, as applicable, Landlord waives its right to collect such item from Tenant for the Inclusion Year only, except where the failure to provide such billing as to any particular item is beyond Landlord's reasonable control (e.g., tax assessments that are late in arriving from the tax assessor), in which case such one (1) year limit shall not be applicable to such items. In the event that a Statement shall indicate that Tenant has paid more as Estimated Direct Expenses than Tenant's Share of Direct Expenses in connection with any Expense Year (an "Overage"), Tenant shall receive a credit against the Rent next due under this Lease in the amount of such Overage (or, in the event that this Lease shall have terminated, Tenant shall receive a refund from Landlord in the amount of such Overage). The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.

4.4.2     Statement of Estimated Direct Expenses. In addition, at least fifteen (15) days prior to the end of each Expense Year, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be (the "Estimated Direct Expenses"). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts already paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5           Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1     Tenant shall be liable for and shall pay at least ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, trade fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2     If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3     Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6           Landlord's Books and Records. Within forty-five (45) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord's reasonable scheduling requirements, inspect Landlord's records at Landlord's offices; provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement; and further provided that such inspection must be completed within ten (10) business days after Landlord's records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant's accountant. If, within ten (10) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Direct Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant's expense, by an independent certified public accountant mutually and reasonably selected by Landlord and Tenant, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that Expense Year, as determined by such certification, is determined to have been overstated by more than five percent (5%), then Landlord shall pay the costs associated with such certification. Tenant's failure (i) to take exception to any Statement within forty-five (45) days after Tenant's receipt of such Statement or (ii) to timely complete its inspection of Landlord's records or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding. Notwithstanding anything in this Section 4.6 to the contrary, Tenant may not inspect Landlord's records pursuant to this Section 4.6 more than once during any twelve (12) month period.

ARTICLE 5

USE OF PREMISES

5.1           Permitted Use. Tenant shall use the Premises solely for the Permitted Use described in Section 6 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2           Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations, or (vii) an executive suites subleasing business or operation. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, as the same may be amended by Landlord from time to time, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3          Hazardous Materials; Tenant. Except for ordinary and general office supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute "Hazardous Materials" as defined in this Lease) and those types and quantities of Hazardous Materials identified on Exhibit E attached hereto, Tenant agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, "Tenant's Parties"), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant's Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord's partners, officers, directors, employees, agents, successors and assigns from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant's Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Lease Term, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant's Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord's mortgagee(s). As used in this Lease, the term "Hazardous Materials" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the state in which the Building is located, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons. The provisions of this Section 5.3 will survive the expiration or earlier termination of this Lease.

5.4           Hazardous Materials; Landlord. Landlord represents and warrants to Tenant that, without independent investigation or inquiry whatsoever and except as set forth in that certain Phase I Environmental Site Assessment Report dated May 1, 2015 (Project No. 15-138253.1), a copy of which has been delivered to Tenant prior to the date of this Lease, it has no current, actual knowledge of the presence of Hazardous Materials in, on or at the Premises, Building or Project in excess of legally permissible levels as of the date of execution of this Lease. Landlord shall clean up and remove from the Premises and Building all Hazardous Materials located therein or thereon as of the Lease Commencement Date as and when required by applicable governmental regulations, at no cost to Tenant, except if and to the extent such cleanup and removal is required by virtue of the acts of Tenant or any of Tenant's Parties. Subject to the limitations set forth in Section 29.13 of this Lease, Landlord agrees to indemnify and hold Tenant harmless from and against any and all liability, claims, damages, losses or causes of action whatsoever (except consequential damages, including, without limitation, lost profits) incurred by Tenant by reason of any Hazardous Materials on or in the Premises, the Building or the Project prior to Tenant's first entry into the Premises, or thereafter introduced in, on or at the Premises, the Building or the Project by Landlord or any Landlord Parties.

ARTICLE 6

SERVICES AND UTILITIES

6.1         Standard Tenant Services. Landlord (or Landlord's property manager) shall provide the following services on all days (unless otherwise stated below) during the Lease Term as part of Direct Expenses.

6.1.1     Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 6:00 A.M. to 7:00 P.M. Monday through Friday, and on Saturdays from 7:00 A.M. to 4:00 P.M. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other nationally recognized holidays (collectively, the "Holidays").

6.1.2     Landlord shall provide adequate electrical wiring and facilities for normal general office use, as reasonably determined by Landlord, provided Tenant acknowledges that it shall be required to separately contract for and pay for the electricity service supplied to the Premises (as such electrical usage is measured by an E-mon D-mon or other submetering system to be installed by Landlord prior to the Early Access Date, the "Submeter System"). Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Landlord shall provide copies of the actual Submeter System readings and supporting calculations on a monthly basis at the same time and in the same manner as other statements delivered to Tenant by Landlord pursuant to this Lease.

6.1.3     Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes and for any business office type kitchens in the Premises and the Common Areas.

6.1.4     Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, except on Holidays, and shall have one elevator available at all other times, except on the Holidays.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2         Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord (or Landlord's property manager) pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord (or Landlord's property manager) shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord (or Landlord's property manager) upon billing by Landlord (or Landlord's property manager). If Tenant uses water, heat or air conditioning in excess of that supplied by Landlord (or Landlord's property manager) pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord (or Landlord's property manager), upon billing, the cost of such excess consumption and the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord (or Landlord's property manager) may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord (or Landlord's property manager), upon billing, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord.

6.3           Interruption of Use. Tenant agrees that Landlord (or Landlord's property manager) shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding anything to the contrary contained in this Lease, if Tenant's use of all or a material part of the Premises is materially impaired due to any of the causes identified in subparagraphs (i) through (v) below as a result of the wrongful act or negligence of Landlord ("Eligible Causes") and such disruption materially interferes with the conduct of Tenant's business in the Premises for five (5) consecutive business days (such five (5) consecutive business day period is referred to herein as the "Eligibility Period"), as any such Eligibility Period may be extended due to Force Majeure (as defined in Section 29.16 of this Lease) or delays caused by Tenant, Base Rent shall thereafter be abated in the same proportion that the floor area of the Premises rendered unusable from time to time bears to the total floor area of the Premises until the Premises are again usable by Tenant; provided, however, if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant's purposes, such as for example, bringing in portable air-conditioning equipment, then there shall not be any abatement of Base Rent. As used herein, "Eligible Causes" shall mean (i) an interruption of utility or mechanical services to the Premises, (ii) an inability to access the Premises or parking areas within the Project which Tenant is entitled to use pursuant to this Lease unless resulting from governmental mandate, (iii) entry upon the Premises by Landlord or Landlord's employees, agents or contractors, (iv) repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, and/or (v) Landlord's failure to conduct repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord. Any impairment of Tenant's use of the Premises resulting from acts or omissions of Tenant or any of Tenant's Parties shall not constitute Eligible Causes. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of such an interruption of services, and shall not apply in case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article 11 of this Lease). Furthermore, Landlord (or Landlord's property manager) shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord (or Landlord's property manager) may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord (or Landlord's property manager) to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

ARTICLE 7

REPAIRS

Tenant shall, at Tenant's own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord (or Landlord's property manager) may, but need not, make such repairs and replacements, and Tenant shall pay Landlord (or Landlord's property manager) the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord (or Landlord's property manager's) for all overhead, general conditions, fees and other costs or expenses arising from Landlord's (or Landlord's property manager) involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1           Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall have the right, without Landlord's prior consent, but upon not less than ten (10) business days prior written notice to Landlord, to make strictly cosmetic, non-structural Alterations to the Premises that (i) do not affect any of the Building systems, (ii) do not affect the Building structure, (iii) are not visible from the exterior of the Premises or the Building, and, (iv) do not involve the expenditure of more than Ten Thousand Dollars ($10,000) per Alteration or Thirty Thousand Dollars ($30,000) in the aggregate in any Lease Year. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2           Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its sole discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and the requirement that all Alterations conform in terms of quality and style to the building's standards established by Landlord. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Santa Ana, all in conformance with Landlord's construction rules and regulations and the plans and specifications previously approved by Landlord. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord (or Landlord's property manager) shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall mean the Building structure and the Building systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas and in that respect, Landlord shall have the right, in connection with the construction of any Alterations and/or any tenant improvements constructed in the Premises pursuant to the terms of the Tenant Work Letter, to require that all subcontractors, laborers, materialmen, and suppliers retained directly by Tenant and/or Landlord (unless Landlord elects otherwise) be union labor in compliance with the then existing master labor agreements. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant's agent for such purpose), and Tenant shall deliver to the Project management office a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3           Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors. Whether or not Tenant orders any work directly from Landlord (or Landlord's property manager), Tenant shall pay to Landlord (or Landlord's property manager) a percentage of the cost of such work sufficient to compensate Landlord (or Landlord's property manager) for all overhead, general conditions, fees and other costs and expenses arising from Landlord's (or Landlord's property manager's) involvement with such work, which percentage shall be determined by Landlord from time to time; such percentage is currently fifteen percent (15%) of the cost of such work.

8.4           Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5           Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Landlord may, however, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations or improvements in the Premises, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord; provided, however, Landlord acknowledges and agrees that none of the initial Tenant Improvements (other than Tenant's vault and other improvements ancillary to such vault) constructed by Landlord on behalf of Tenant in accordance with the Tenant Work Letter and that certain initial test fit plan attached hereto as Schedule 2 to Exhibit B shall be required by Landlord to be removed from the Premises. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord's option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1       Indemnification and Waiver. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its partners, subpartners and their respective officers, agents, servants, and employees (collectively, "Landlord Parties") and subject to the terms of Section 10.5 below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws, any acts, omissions or negligence of Tenant or of Tenant's Parties, in, on or about the Project or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of the Landlord Parties. Except to the extent any suit arises from the negligence or willful misconduct of the Landlord Parties, should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees. Further, Tenant's agreement to indemnify Landlord pursuant to this Section 10.1 is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant's indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2       Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with all customary insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3         Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1     Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured's participation

10.3.2     Special Form (Causes of Loss) Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Alterations. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3     Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations including waivers of subrogation in favor of the Landlord Parties.

10.3.4     Business auto insurance, including owned, non-owned or hired coverage with minimum policy limits of $1,000,000.

10.4         Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord's lender, the Landlord Parties, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord or the Landlord Parties is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5         Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such loss is the result of a risk insurable under policies of property damage insurance. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6       Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1        Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building (including the initial Tenant Improvements) and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall, at its sole cost and expense, repair any injury or damage to any Alterations in the Premises and shall return such Alterations to their original condition. Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement. Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2         Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant one hundred eighty (180) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within three hundred sixty (360) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies and the damage is not caused by Landlord's or Landlord's Parties' gross negligence or willful misconduct; or (v) the damage occurs during the last twelve (12) months of the Lease Term and the damage is not caused by Landlord's or Landlord's Parties' gross negligence or willful misconduct; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant's occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord's contractor, be completed within three hundred sixty (360) days after being commenced, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of thirty (30) days to repair, Tenant may elect, no earlier than ten (10) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if neither Landlord nor Tenant elect to terminate the Lease as set forth herein, and the repairs to be made by Landlord have not been substantially completed within three hundred sixty (360) days after being commenced or such longer period as Landlord's contractor had estimated would be required to complete such repairs (subject to extension for delays caused by Force Majeure and delays caused by Tenant), then Tenant shall have the right, within five (5) business days after the end of such period, and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as such repairs are substantially completed, to terminate this Lease by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the delivery by Tenant of the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after delivery by Tenant of the Damage Termination Notice. If such repairs shall be substantially completed prior to the expiration of such thirty (30) day period, then the Damage Termination Notice shall be of no force or effect, but if such repairs are not substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period.

11.3        Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the reconstruction of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such material taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred fifty (150) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for (a) any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, (b) moving expenses, and (c) any other damages incurred by Tenant in connection with such taking, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred fifty (150) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Except as expressly provided in this Article 13 above, Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1         Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard Transfer documents in connection with the documentation of such Transfer, and provided further that the terms of the proposed Transfer shall provide that such proposed Transferee shall not be permitted to further assign or sublease its interest in the Subject Space and/or Lease, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant stating the information set forth in items (a) through (d) in Article 17 below. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's (or Landlord's property manager's) review and processing fees (which currently equal $1,500.00 for each proposed Transfer), as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord (or Landlord's property manager), within thirty (30) days after written request by Landlord.

14.2        Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2     The Transferee is either a governmental agency or instrumentality thereof;

14.2.3     The Transfer occurs during the period from the Lease Commencement Date until the second (2nd) anniversary of the Lease Commencement Date;

14.2.4     The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5     The proposed Transfer would cause a violation of another lease for space in the Project (i.e., a violation of an existing exclusive use provision), or would give an occupant of the Project a right to cancel its lease;

14.2.6     The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right to lease additional space, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.7     Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord (which for purposes of this item (ii) and (iii), below, shall be evidenced by the transmittal of one or more letters of intent, draft proposals or lease documents by such Transferee to Landlord or Landlord to such Transferee) to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice;

14.2.8     The Transferee does not intend to occupy the entire Subject Space and conduct its business therefrom for a substantial portion of the term of the Transfer; or

14.2.9     The portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and/or egress.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant enter into any Transfer for the possession, use, occupancy or utilization (collectively, "use") of the part of the Premises which (i) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all Transfers of any part of the Premises shall provide that the person having an interest in the use of the Premises shall not enter into any lease or sublease which provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts of sales), or (ii) would cause any portion of the amounts payable to Landlord hereunder to not constitute "rents from real property" within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, and any such purported Transfer shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

In the calculations of the Rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all reasonable leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3        Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee in any particular calendar month, which amount shall be paid to Landlord immediately following Tenant's receipt of the same. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any market rate, third party brokerage commissions incurred in connection with the Transfer (collectively, the "Subleasing Costs"); provided, however, that if, at the time of any such sublease or assignment, Landlord determines that the foregoing "Transfer Premium" formula may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises the "Transfer Premium" formula in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer; provided, however, that if, at the time of any such sublease or assignment, Landlord determines that Landlord's receipt of the foregoing amounts may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises such amounts in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3.

14.4         Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant (a "Recapture Notice") within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space for the remainder of the Lease Term; provided, however, if Landlord delivers a Recapture Notice to Tenant, Tenant shall have the right to revoke and cancel its previously delivered Transfer Notice within five (5) business days following Tenant's receipt of such Recapture Notice. Such Recapture Notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5         Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In no event shall any Transferee assign, sublease or otherwise encumber its interest in this Lease or further sublet any portion of the Subject Space, or otherwise suffer or permit any portion of the Subject Space to be used or occupied by others. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

14.6        Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent (25%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of twenty-five percent (25%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of twenty-five percent (25%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7         Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment of Tenant's interest in this Lease, or a subletting of all or a portion of the Premises, to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of Tenant's interest in this Lease to an entity which acquires all or substantially all of the assets of Tenant, or (iii) an assignment of Tenant's interest in this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer under this Article 14 (any such assignment or subletting described in items (i) through (iii) of this Section 14.7 hereinafter referred to as a "Permitted Non-Transfer" and any such assignee or sublessee pursuant to a Permitted Non-Transfer hereinafter referred to as a "Permitted Non-Transferee"), provided that (A) Tenant notifies Landlord of any such Permitted Non-Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Non-Transfer or such Permitted Non-Transferee, (B) such Permitted Non-Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, and (C) such Permitted Non-Transferee shall have a tangible net worth (not including good will as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the greater of (1) the Net Worth of Tenant immediately prior to such Permitted Non-Transfer, or (2) the Net Worth of the Original Tenant on the date of this Lease. An assignee of Original Tenant's entire interest in this Lease which assignee is a Permitted Non-Transferee may also be referred to herein as a "Non-Transferee Assignee." As used in this Section 14.7, "control" shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

14.8         Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with such Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment of Tenant's interest in this Lease, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.9      Preapproved Sublease. Notwithstanding the foregoing terms of this Section 14, Landlord and Tenant hereby acknowledge and agree that: (i) following the mutual execution and delivery of this Lease, Tenant intends to enter into a Sublease Agreement in a form materially similar to the form attached hereto as Exhibit F (the "Preapproved Sublease") whereby David Hall or an affiliated entity owned or controlled by David Hall (the "Preapproved Subtenant") will sublease a portion of the Premises from Tenant; (ii) within ten (10) business days following Landlord's receipt of the fully executed Preapproved Sublease materially in the form attached hereto as Exhibit F and a copy of that certain Landlord's Consent to Sublease attached hereto as Exhibit F-1 (the "Landlord's Consent to Preapproved Sublease") executed by Tenant and Preapproved Subtenant, Landlord agrees to countersign the Landlord's Consent to Preapproved Sublease, which document shall evidence Landlord's approval of and consent to the Preapproved Sublease; and (iii) the Preapproved Sublease shall not be subject to any further consent of Landlord under this Section 14; provided, however, if the Preapproved Sublease received by Landlord as described above substantially or materially differs from the Preapproved Sublease form attached hereto as Exhibit F, then Landlord shall be entitled to review and approve the form of the Preapproved Sublease submitted to Landlord, such approval not to be unreasonably withheld, conditioned or delayed by Landlord.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1        Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2        Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of 150% of the greater of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, or (ii) the then current market rent (as determined by Landlord). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this Article 16, a holding over shall include Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, as required pursuant to the terms of this Lease or the Tenant Work Letter, to remove any Alterations or Above Building Standard Tenant Improvements located within the Premises and replace the same with Building Standard Tenant Improvements. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, stating (a) that this Lease is unmodified and is in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, (c) either that, to the knowledge of Tenant, no default exists hereunder or, specifying each such default of which such Tenant has knowledge and (d) any other information reasonably requested by Landlord or Landlord's current or prospective mortgagee. Any such certificate may be relied upon by any current or prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant, and to the extent applicable, any guarantor(s), to provide Landlord with a current audited financial statement and audited financial statements of the two (2) years prior to the current financial statement year. Such statements shall be delivered by Tenant and such guarantor(s) to Landlord within ninety (90) days after Landlord's written request therefor and be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant or such guarantor(s), shall be audited by an independent certified public accountant with copies of the auditor's statement, reflecting Tenant's or such guarantor(s)', as applicable, then-current financial condition in such form and detail as Landlord may reasonably request. The failure of Tenant and any such guarantor(s) to timely execute, acknowledge and deliver such estoppel certificate or other instruments, shall constitute an acceptance of the Premises and an acknowledgment by Tenant and such guarantor(s) that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1         Events of Default. The occurrence of any of the following shall constitute a default of this Lease ("Default") by Tenant:

19.1.1     Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for more than three (3) business days after notice from Landlord; or

19.1.2     Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of thirty (30) days after written notice thereof from Landlord to Tenant; or

19.1.3     The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord; or

19.1.4     Tenant's failure to comply with the terms of the Development CC&R's, where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of thirty (30) days after written notice thereof from Landlord to Tenant; or

19.1.5     To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2         Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1     Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)     The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)     The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)     Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant (whether performed by Landlord or Landlord's property manager), whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)     At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2     Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3     Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3         Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.4          Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5         Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.6         Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in the amount set forth in Section 7 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute. Notwithstanding anything to the contrary in this Article 21, provided Tenant is not then in Default and has not previously been in Default under this Lease as of the last day of the thirty-sixth (36th) full calendar month of the initial Lease Term, on the first day of the thirty-seventh (37th) full calendar month of the initial Lease Term (the "First Adjustment Date"), Landlord shall apply one-third (1/3) of the initial Security Deposit amount against the Base Rent then payable by Tenant for such thirty-seventh (37th) full calendar month. Furthermore, provided Tenant is not then in Default and has not previously been in Default under this Lease as of the last day of seventy-second (72nd) full calendar month of the initial Lease Term, on the first day of the seventy-third (73rd) full calendar month of the initial Lease Term (the "Second Adjustment Date"), Landlord shall apply one-third (1/3) of the initial Security Deposit amount against the Base Rent then payable by Tenant for such seventy-third (73rd) full calendar month. Finally, provided Tenant is not then in Default and has not previously been in Default under this Lease as of the last day of the one hundred eighth (108th) full calendar month of the initial Lease Term, on the first day of the one hundred ninth (109th) full calendar month of the initial Lease Term (the "Final Adjustment Date"), Landlord shall apply one-third (1/3) of the initial Security Deposit amount (i.e., the then remaining Security Deposit assuming the first two reductions described above previously occurred) against the Base Rent then payable by Tenant for such one hundred ninth (109th) full calendar month. There shall be no reduction in the Security Deposit if Tenant is in Default as of the applicable Adjustment Date, or if Tenant has been in Default under this Lease at any time prior to the First Adjustment Date, Second Adjustment Date, or Final Adjustment Date, as the case may be.

ARTICLE 22

SUBSTITUTION OF OTHER PREMISES

Intentionally Omitted.

ARTICLE 23

SIGNS

23.1         Interior Premises Signage. Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2        Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted pursuant to the terms of Section 23.3 below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.3         Exterior Signage. Effective as of the Lease Commencement Date, Tenant shall have the right to install (A) one (1) Building top sign on the Building directly above the main entrance to the Premises (the "Building Top Sign"), (B) one (1) slot on one (1) side of the monument sign located at the east entrance to the Project, the exact location of such slot to be specified by Landlord, and (C) one (1) slot on one (1) side of a to-be-constructed directional sign located within the Project, the exact location of such directional sign and slot to be specified by Landlord (each such sign, including the Building Top Sign, an "Exterior Sign," and collectively, the "Exterior Signs"). Notwithstanding the foregoing, Tenant shall not be entitled to install any Exterior Sign if: (a) Tenant has previously assigned its interest in this Lease (except in connection with a Permitted Non-Transfer), (b) Tenant has previously sublet any portion of the Premises (except in connection with a Permitted Non-Transfer), or (c) Tenant is in Default under this Lease. Furthermore, Tenant’s right to install the Exterior Signs is expressly subject to and contingent upon Tenant receiving the approval and consent to the Exterior Sign from the City of Santa Ana, California, its architectural review board (if applicable), any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under any covenants, conditions and restrictions recorded against the Project. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Exterior Signs. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Exterior Signs will be at Tenant’s sole cost and expense. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Signs, including without limitation, the size, material, shape, location, coloring and lettering for review and approval by Landlord. The Exterior Signs shall be subject to (i) Landlord’s prior review and written approval thereof, (ii) the terms, conditions and restrictions of any recorded covenants, conditions and restrictions encumbering the Project and/or the Building and shall conform to the Building sign criteria and Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Building and/or the Project. Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord's review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants. Tenant will be solely responsible for any damage to the Exterior Signs and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord's request, to remove the Exterior Signs and restore any damage to the Building and the Project at Tenant's expense. In addition, Landlord shall have the right to remove either or both of the Exterior Signs at Tenant's sole cost and expense, if, at any time during the Lease Term: (i) Tenant assigns this Lease (except in connection with a Permitted Non-Transfer), (ii) Tenant sublets any portion of the Premises (except in connection with a Permitted Non-Transfer), or (iii) Tenant is in Default under this Lease. Notwithstanding anything to the contrary contained herein, if Tenant fails to install any Exterior Sign (other than the Building Top Sign) in accordance with the terms of this Section 23.5 on or before the twelfth (12th) month anniversary of the Lease Commencement Date (the "Outside Exterior Sign Installation Date"), Tenant's right to erect any such Exterior Sign (other than the Building Top Sign) shall terminate as of the Outside Exterior Sign Installation Date and shall thereupon be deemed null and void and of no further force and effect.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990 (as may be amended) (collectively, the "Laws"). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Building and Project required by applicable Laws: (a) structural portions of the Premises and Building, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant; and (b) those portions of the Building and Project located outside the Premises; provided, however, (i) Tenant acknowledges that the parking areas serving the Premises may or may not be in compliance with Laws and that Landlord shall not be required to cause such parking areas to be in compliance with Laws unless and until mandated by any applicable governmental authority and shall not be liable to Tenant for such noncompliance, if applicable, and (ii) Tenant shall reimburse Landlord (or Landlord's property manager), within ten (10) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (A) any Alterations or Tenant Improvements installed by or on behalf of Tenant, (B) the negligence or willful misconduct of Tenant or any of Tenant's Parties that is not covered by insurance obtained by Landlord and as to which the waiver of subrogation applies, and/or (C) Tenant's specific manner of use of the Premises (as distinguished from general office use).

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after that the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law (as applicable, the "Interest Rate").

ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1         Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and, except in case of an emergency, such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2         Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord (or Landlord's property manager), upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord (or Landlord's property manager) reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Landlord (or Landlord's property manager) may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord (or Landlord's property manager) may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

Notwithstanding the foregoing, except with respect to Landlord's rights under clause (B) of this Article 27 above, Tenant desires to maintain the portion of the Premises located on the first (1st) floor of the Building (excluding the lobby area, corridors and staircase) as a secure area within the Premises (a "Secure Area"). The Secure Area is more particularly depicted on Exhibit A-4 attached hereto. Such Secure Area is subject to change in Tenant's reasonable discretion during the Term of this Lease upon no less than thirty (30) days prior written notice from Tenant to Landlord. Landlord shall have no right to access such Secure Area without a representative of Tenant present (which representative Tenant agrees to make reasonably available); provided, however, if access to such Secure Area is reasonably required in order for Landlord to perform any of its obligations under this Lease, and if after request by Landlord, Landlord is not timely provided with access to such Secure Area, then Landlord shall have no liability to Tenant for Landlord's failure to perform such obligations as a result thereof, and Tenant hereby waives all claims against Landlord at law or in equity as a result of such failure by Landlord. Additionally, notwithstanding anything in this Lease to the contrary, if access to such Secure Area is reasonably required in order for Landlord to perform any of its obligations under this Lease, and if any damage accrues during the period of time from the time of Landlord's request for access to such Secure Area to the time such access is granted by Tenant, then (a) Landlord shall have no liability to Tenant for any damage accrued during any such period, (b) Tenant hereby waives all claims against Landlord at law or in equity as a result thereof and (c) Tenant agrees to indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from Landlord's inability to access the Secure Area.

ARTICLE 28

TENANT PARKING

28.1        Tenant Parking Passes. Tenant shall rent from Landlord, commencing on the Lease Commencement Date, the number of parking passes set forth in Section 8 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility and shall entitle Tenant and/or its personnel to park one (1) vehicle in one (1) parking space per pass rented. At Landlord's sole election, a portion of such parking passes shall relate to parking spaces in locations in the Project parking facility designated by Landlord (i.e., initially in those locations specified on Exhibit A-3 attached hereto ("Tenant's Designated Parking Area"), as such area may be modified by Landlord from time to time). The remainder of Tenant's parking passes not located in Tenant's Designated Parking Area shall relate the unreserved parking spaces available to the remainder of the Project's tenants on a first come first serve basis. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes; provided, however, during the period of early access pursuant to Section 2.3 above, the initial Lease Term and any Option Term, there shall be no charge for the parking passes allocated to Tenant pursuant to the terms of Section 8 of the Summary. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system and/or valet parking program established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. In addition, Tenant shall comply with all applicable governmental resolutions, laws, rules and regulations. Accordingly, Tenant hereby agrees that Tenant shall not charge its employees for the parking passes utilized by such employees at the Project (notwithstanding any charge which may be imposed upon Tenant for such parking passes pursuant to the terms of this Lease).

28.2         Other Terms. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to provide any parking, including any failure to provide reserved parking spaces, when such failure is occasioned, in whole or in part, by construction, alteration, improvements, repairs or replacements, by any strike, lockout or other labor trouble, by inability to resolve any dispute with any other party to the Development CC&R's after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any parking as set forth in this Article 28. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as may be established from time to time, at the validation rate from time to time generally applicable to visitor parking.

28.3         Parking Procedures. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant's parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks in connection with Tenant's business operations at the Premises only during the hours that Tenant and/or its personnel are conducting business operations from the Premises; provided, however, occasional overnight parking associated with Tenant's or its personnel's conduct of business from the Premises shall be permitted, subject to Tenant's and/or its personnel's compliance with Landlord's rules related to such overnight parking. Tenant shall comply with all rules and regulations which may be prescribed from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking spaces in the Project parking facility than the number of parking passes so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. Tenant shall not use any parking spaces located outside of Tenant's Designated Parking Area. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the designated areas of the surface parking lot (which designated areas are subject to change by Landlord at any time), (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its sole and absolute discretion or is required by any law or by the Development CC&R's to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord. Notwithstanding the foregoing, Tenant may park trucks and oversized vehicles overnight in the area depicted on Exhibit A-5 attached hereto.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1        Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2         Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3         No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4         Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5        Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6         Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7         Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8        Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9       Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10       Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11       Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12       No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13     Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14       Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15       Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16      Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant's obligations under Articles 5 and 24 of this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.17       Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18       Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by facsimile, if such facsimile is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 10 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.

29.19       Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20       Authority; Tenant Representation. If Tenant is a corporation, trust, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in California. Tenant hereby represents to Landlord that neither Tenant nor any members, partners, subpartners, parent organization, affiliate or subsidiary, or their respective officers, directors, contractors, agents, servants, employees, invitees or licensees (collectively, "Tenant Individuals"), to Tenant's current actual knowledge, appears on any of the following lists (collectively, "Government Lists") maintained by the United States government:

29.20.1      The two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/dpl/thedeniallist.asp; the Entity List can be found at http://www.bis.doc.gov/entities/default.htm);

29.20.2      The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf);

29.20.3      The two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/other/des/123085.html; the List of Debarred Parties can be found at http://www.pmddtc.state.gov/compliance/debar.html); and

29.20.4      Any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of Treasury, or by any other government or agency thereof.

29.20.5     Should any Tenant Individuals appear on any Government Lists at any time during the Lease Term, Landlord shall be entitled to terminate this Lease by written notice to Tenant effective as of the date specified in such notice.

29.21      Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys', experts' and arbitrators' fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22      Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23      Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24      Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25      Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26       Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Landlord may, in Landlord's sole discretion, desire. Tenant may use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any other legitimate business purpose, without the prior written consent of Landlord.

29.27      Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28      Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Except as otherwise required by laws applicable to a publicly traded company, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

29.29      Transportation Management. Tenant, at its sole cost and expense, shall fully comply with all present or future government-mandated programs (and self-manage such compliance, subject to Landlord's reasonable approval) intended to manage parking, transportation or traffic in and around the Building and within Tenant's Designated Parking Area, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30      No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31      Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith, including any fees charged by Landlord for Tenant's use of the Building's telecommunications capacity in excess of Tenant's pro rata share thereof. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.32      Office and Communications Services.

29.32.1     The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord ("Provider"). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.32.2     Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.33      Development CC&R's. This Lease and the terms hereof shall be subject in all respects to the provisions of the Development CC&R's. The term "Development CC&R's," as used in this Lease, shall collectively mean and refer to any and all covenants, conditions and restrictions encumbering the Project and recorded in the Official Records of Orange County, California, as amended.

29.34      Moving Allowance. Following Tenant's move into the Premises, provided Tenant has accepted the Premises and paid its Security Deposit and first installment of Rent as required pursuant to the terms of this Lease, Landlord agrees to reimburse Tenant for its actual and reasonable third party expenses incurred in moving to the Premises, not to exceed $2.00 per rentable square foot of the Premises (the "Moving Allowance"), i.e., $124,888.00 based upon the Premises containing 62,444 rentable square feet of space. In no event shall Landlord be required to pay Tenant any portion of the Moving Allowance until thirty (30) days following receipt by Landlord of evidence reasonably satisfactory to Landlord that Tenant has incurred such costs and paid them in full. To the extent Landlord is not appropriately invoiced by Tenant on or before the date which is ninety (90) days following the Lease Commencement Date, Landlord will be relieved of all further obligations and liability under this Section 29.34.

29.35      Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions.

29.36      Energy Performance Disclosure. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Tenant acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (a) consents to all such Tenant Energy Use Disclosures, (b) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (c) agrees that upon request from Landlord, Tenant shall provide Landlord with any energy usage data for the Premises, including, without limitation, copies of utility bills for the Premises. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.36 shall survive the expiration or earlier termination of this Lease.

29.37      Premises Security Services. Tenant shall have the right to provide and perform security services in the Premises, as Tenant deems reasonably desirable or necessary and at Tenant's sole cost and expense. Tenant shall have the right to implement reasonable security procedures and protocols with respect to the Premises, including, subject to the terms of Section 8, the installation of cameras (inside the Premises only), access control systems, turnstiles and the like.

29.38       CASp. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by applicable Laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable Laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant's receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord's obligation to repair as set forth in this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant's receipt of an invoice therefor from Landlord.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

PACIFIC CENTER OWNER, LLC,
a Delaware limited liability company

By:    Brookhollow Pacific Center, LLC

a California limited liability company
Its: Managing Member

By:     /s/ Gregory J. Knapp

            Name: Gregory J. Knapp

            Title: Manager

TENANT:

COLLECTORS UNIVERSE INC.,
a Delaware corporation

By:     /s/ Joseph Wallace

Name:      Joseph Wallace

Title:      Chief Financial Officer

By:     /s/ David Rosenberg

Name:      David Rosenberg

Title:      Vice President Operations

OFFICE LEASE

PACIFIC CENTER OWNER, LLC,

a Delaware limited liability company,

as Landlord,

and

COLLECTORS UNIVERSE, INC.,

a Delaware corporation,

as Tenant.